Pro forma financial statements

The unaudited pro forma consolidated balance sheet and statement of operations for the year ended September 30, 2010 combine the historical results of UV Flu Technologies, Inc. and the audited results of RxAir Industries, LLC and gives effect to the acquisition as if it occurred on October 1, 2009. Pro forma adjustments have been made. The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisition been in effect for the periods presented, nor do they claim to be indicative of the results that will be obtained in the future, and do not include any adjustments for cost savings or other synergies achieved in the consolidations of the companies.

RxAir Industries, LLC was started on September 9, 2009 and had only 21 days of minimal operations for the year ended September 30, 2009. Therefore, The proforma consolidated balance sheet and statement of operations would be the materially the same as the balance sheet and statement of operations of UV Flu Technologies as of and for the year ended September 30, 2009.

UV Flu Technologies, Inc.
Balance Sheets
September 30, 2010

	UVFT	RxAir	Eliminations	Pro Forma

Assets

Current assets:
Cash	$-	$5,177	$-	$5,177
Accounts receivable	7,404	3,946	-	11,350
Prepaid expenses	95,908	-	-	95,908
Inventory	66,815	45,886	-	112,701
Total current assets	170,127	55,009	-	225,136

Fixed assets, net of accumulated depreciation of $627	-	2,420	-	2,420

Other assets:
Deposits	-	4,380	-	4,380
Trademark	-	950	-	950
Total other assets	-	5,330	-	5,330
				-
Total Assets	$170,127	$62,759	$-	$232,886

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$149,775	$36,090	$-	$185,865
Note payable	541,864	16,879	-	558,743
Total current liabilities	691,639	52,969	-	744,608
				-
Long term debt	-	16,382	-	16,382

Commitments and contingencies:
Stockholders' equity:
Common stock, $0.001 par value, 75,000,000 shares authorized, 45,080,000 shares issued and outstanding	45,080	-		45,080
Additional paid-in capital	128,420	100		128,520
Accumulated (deficit)	(695,012)	(6,692)		(701,704)
Total stockholders' equity	(521,512)	(6,592)	-	(528,104)
				-
Total Liabilities and Stockholders' Equity	$170,127	$62,759	$-	$232,886

UV Flu Technologies, Inc.
Statements of Operations
For the Year Ended September 30, 2010

	UVFT	RxAir	Eliminations	Proforma

Revenue	$107,703	$171,743	$-	$279,446

Cost of Sales	85,582	29,179	-	114,761

Gross profit	22,121	142,564	-	164,685

Expenses:
General and administrative	566,728	147,579	-	714,307
Total expenses	566,728	147,579	-	714,307

Net operating (loss)	(544,607)	(5,015)	-	(549,622)

Other income (expense):
Interest expense	(22,659)	(1,677)	-	(24,336)
Gain on sale of assets	1,116	-	-	1,116
Other	(3)	-	-	(3)
Total other income (expense)	(21,546)	(1,677)	-	(23,223)

Total loss	$(566,153)	$(6,692)	$-	$(572,845)